Exhibit 23.6

IDC Letterhead

IDC Asia/Pacific

80 Anson Road, #38-00

Fuji Xerox Towers

Singapore 079907

www.idc.com.sg

Requested by:

Merrill Lynch

Global Markets and Investment Banking

17/F Citibank Tower, 3 Garden Road, Central Hong Kong

For Client:

Changeyou.com Limited

East Tower, Jing Yan Hotel

No. 29 Shijingshan Road, Shijingshan District

Beijing 10043, P.R. China

Approving Analyst: Tony Tan

Disclosure Form

IDC grants Changyou.com Limited permission to disclose the following information: (Please refer to the attachments)

It is understood by both IDC and Changyou.com Limited that the information will not be sold.

It is further understood that IDC will be credited as the source of publication. The original date of publication will also be noted.

/s/ Cort Isernhagen	2 March 2009
Cort Isernhagen	Date
Vice President
IDC

Attachments:

1. Report: China Gaming End-Use Survey 2008 (March 2008); and

2. Report: China Gaming 2008-2012 Forecast and Analysis (May 2008)